Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, January 27, 2025	Financial Contact: David M. Lowe, 612-623-6456 Media Contact: Meredith A. Sobieck, 612-623-6427 Meredith_A_Sobieck@graco.com

Graco Reports Fourth Quarter Results
MINNEAPOLIS (January 27, 2025) – Graco Inc. (NYSE: GGG) today announced results for the fourth quarter ended December 27, 2024.

Summary
$ in millions except per share amounts

	Three Months Ended			Twelve Months Ended
	Dec 27, 2024	Dec 29, 2023	% Change	Dec 27, 2024	Dec 29, 2023	% Change
Net Sales	$548.7	$566.6	(3)%	$2,113.3	$2,195.6	(4)%
Operating Earnings	130.0	169.9	(23)%	570.1	646.8	(12)%
Net Earnings	108.7	110.0	(1)%	486.1	506.5	(4)%
Diluted Net Earnings per Common Share	$0.63	$0.64	(2)%	$2.82	$2.94	(4)%

Adjusted (non-GAAP): (1)
Operating Earnings, adjusted	$137.7	$169.9	(19)%	$577.8	$646.0	(11)%
Net Earnings, adjusted	$110.1	$137.1	(20)%	$477.1	$523.9	(9)%
Diluted Net Earnings per Common Share, adjusted	$0.64	$0.80	(20)%	$2.77	$3.04	(9)%
(1) Excludes impacts of business reorganization charges, excess tax benefits from stock option exercises, impairment charges, contingent consideration fair value adjustments, pension settlement losses and certain non-recurring tax provision adjustments. See Financial Results Adjusted for Comparability below for a reconciliation of adjusted non-GAAP financial measures to GAAP.
•Net sales for the fourth quarter decreased 3 percent, with decreases in all regions. Incremental sales from acquired operations partially offset the decrease and contributed 3 percentage points of growth for the quarter.
•The gross profit margin rate declined approximately 2 percentage points for the fourth quarter, including approximately a 1 percentage point impact from the unfavorable effects of lower margin rates from acquired operations. Lower sales volume and higher product costs more than offset realized pricing and further reduced the gross margin rate.
•Operating expenses for the fourth quarter increased $19 million, and included $7 million of incremental litigation costs in the Contractor segment associated with a trial that concluded in December of 2024, $7 million of business reorganization costs and $7 million of expenses from acquired operations.
•Operating earnings decreased 23 percent for the fourth quarter as lower sales volume and higher operating expenses drove the decline in operating earnings. Adjusted to exclude the effects of the business reorganization and other prior year items, operating earnings decreased 19 percent.
•Net earnings decreased 1 percent for the fourth quarter. Adjusted net earnings decreased 20 percent due to lower operating earnings and a higher effective income tax rate.

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“We continued to experience slower demand across many end markets in the fourth quarter," said Mark Sheahan, Graco's President and CEO. "Soft demand for Industrial products in China, lower sales of semiconductor equipment and the timing of projects in the powder coatings equipment business were notable headwinds. We completed the Corob acquisition in November that contributed 3 percent of sales growth in the quarter. The strategic fit between Corob and our Contractor Division will serve us well in the future, and we welcome this business, and its dedicated employees into the Graco family. While 2024 has been challenging from a growth standpoint, I would like to thank our employees, suppliers, and distributors for their continued dedication and hard work.”

Consolidated Results
Net sales for the fourth quarter decreased 3 percent from the comparable period last year. Fourth quarter net sales decreased 1 percent in the Americas, decreased 2 percent in EMEA, and decreased 10 percent in Asia Pacific (9 percent at consistent translation rates). Net sales for the year decreased 4 percent compared to last year (3 percent at consistent translation rates). Net sales for the year decreased 1 percent in the Americas, decreased 2 percent in EMEA (3 percent at consistent translation rates) and decreased 16 percent in Asia Pacific (15 percent at consistent translation rates).

For the quarter, changes in currency translation rates decreased net sales by approximately $2 million. For the year, changes in currency translation rates decreased net sales by approximately $6 million (1 percentage point). Acquired operations contributed approximately 3 percentage points of sales growth for the quarter and 1 percentage point for the year.

The gross profit margin rate declined approximately 2 percentage points for the fourth quarter, including approximately a 1 percentage point impact from the unfavorable effects of lower margin rates from acquired operations. Lower sales volume and higher product costs more than offset realized pricing and further reduced the gross margin rate. For the year, the gross profit margin rate increased slightly as the favorable effects of realized pricing more than offset unfavorable product and channel mix and higher product costs.

Total operating expenses increased $19 million (15 percent) for the fourth quarter and $38 million (7 percent) for the year, respectively, compared to last year. Operating expenses for the fourth quarter included $7 million of incremental litigation costs in the Contractor segment associated with a trial that concluded in December of 2024, $7 million of business reorganization costs and $7 million of expenses from acquired operations. Operating expenses for the year included $13 million of incremental litigation costs associated with the aforementioned trial, $7 million of business reorganization costs, $7 million of expenses from acquired operations and $13 million of investments in new product development and other growth initiatives, including the relocation to a new distribution center. Reductions in volume and earnings-based expenses of $6 million for the quarter and $14 million for the year partially offset the increase in operating expenses.

Interest expense was flat for the fourth quarter and $2 million lower for the year compared to the same periods last year as private placement debt was repaid in the third quarter of 2023. Excluding a prior year pension settlement loss of $42 million, other income increased $3 million for the fourth quarter and $13 million for the year, largely due to increased interest income.

The effective income tax rate was 18 percent for both the quarter and year. Adjusted to exclude certain non-recurring items (see Financial Results Adjusted for Comparability below), the adjusted effective income tax rate was 22 percent for the quarter and 20 percent for the year, up approximately 2 percentage points and 1 percentage point, respectively, from the same periods last year largely due to the unfavorable effects of foreign earnings taxed at higher rates than the U.S.

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Segment Results
Management assesses performance of segments by reference to operating earnings excluding unallocated corporate expenses. For a reconciliation of segment operating earnings to consolidated operating earnings, refer to the segment information table included in the financial statement section of this release. Certain measurements of segment operations are summarized below:

	Three Months			Twelve Months
	Contractor	Industrial	Process	Contractor	Industrial	Process
Net Sales (in millions)	$246.9	$165.7	$136.1	$988.9	$619.7	$504.8
Percentage change from last year
Sales	3%	(14)%	0%	0%	(7)%	(8)%
Operating earnings	(30)%	(27)%	(3)%	(5)%	(14)%	(14)%
Operating earnings as a percentage of sales
2024	20%	31%	27%	27%	33%	28%
2023	29%	37%	28%	29%	35%	30%

Components of net sales change by geographic region for the Contractor segment were as follows:

	Three Months				Twelve Months
	Volume and Price	Acquisitions	Currency	Total	Volume and Price	Acquisitions	Currency	Total
Americas	(5)%	3%	0%	(2)%	(2)%	1%	0%	(1)%
EMEA	(3)%	13%	0%	10%	(1)%	3%	0%	2%
Asia Pacific	10%	25%	(1)%	34%	6%	6%	(2)%	10%
Consolidated	(3)%	7%	(1)%	3%	(1)%	2%	(1)%	0%
Sales from acquired operations more than offset continued weakness in North American construction markets and led to a 3 percent increase in sales in the Contractor segment for the fourth quarter. The operating margin rate in the fourth quarter and year was 9 percentage points and 2 percentage points lower, respectively, than the same periods last year due to higher product costs on lower sales volumes, the unfavorable effects of lower margin rates of acquired operations, and litigation costs associated with a trial that concluded in December of 2024.

Components of net sales change by geographic region for the Industrial segment were as follows:

	Three Months				Twelve Months
	Volume and Price	Acquisitions	Currency	Total	Volume and Price	Acquisitions	Currency	Total
Americas	(8)%	0%	(1)%	(9)%	4%	0%	0%	4%
EMEA	(10)%	0%	0%	(10)%	(4)%	0%	0%	(4)%
Asia Pacific	(24)%	0%	(1)%	(25)%	(22)%	0%	(2)%	(24)%
Consolidated	(13)%	0%	(1)%	(14)%	(6)%	0%	(1)%	(7)%
Industrial segment sales decreased in all applications for the quarter and year due to weakened global industrial economic activity and the timing of powder finishing system sales. The operating margin rate for this segment decreased 6 percentage points and 2 percentage points, respectively, for the fourth quarter and year due to higher product costs, business reorganization expenses and the unfavorable effects of product and channel mix.

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Components of net sales change by geographic region for the Process segment were as follows:

	Three Months				Twelve Months
	Volume and Price	Acquisitions	Currency	Total	Volume and Price	Acquisitions	Currency	Total
Americas	7%	0%	0%	7%	(3)%	0%	0%	(3)%
EMEA	(7)%	0%	1%	(6)%	(10)%	0%	1%	(9)%
Asia Pacific	(12)%	0%	0%	(12)%	(20)%	0%	(1)%	(21)%
Consolidated	0%	0%	0%	0%	(8)%	0%	0%	(8)%
Process segment sales were flat in the fourth quarter as sales growth in the Americas from all product applications offset declines in EMEA and Asia Pacific. Although the rate of decline slowed in the fourth quarter, sales decreased in all regions and most product applications for the year. The operating margin rate for this segment decreased approximately 1 percentage point for the quarter and 2 percentage points for the year as price realization was more than offset by unfavorable expense leverage on lower sales volume.

Outlook
"We are initiating a full year outlook for 2025 of low single-digit sales growth on an organic, constant currency basis,” said Sheahan. “Incoming orders were consistent through much of the year, including the fourth quarter. Demand in China and for semiconductor products appear to have stabilized, and we are expecting growth in these areas in 2025. Our reorganization into global businesses, centered around common customers and distributors, has been completed and our teams are positioned to drive incremental profitable growth as a result. Our acquisition pipeline is solid and we are hopeful that we will see actionable opportunities in the coming year. Graco remains strong with excellent employees who remain committed to our core growth strategies of developing new products, expanding distribution, seeking adjacent markets and new geographies, and pursuing strategic acquisitions.”
2025 Change in Organizational Structure
As previously announced, effective January 1, 2025, the Company has classified its business into three reportable segments: Contractor, Industrial and Expansion Markets.

•The Industrial segment consists of the newly formed Industrial Division and the Powder Division. The Company’s former Industrial and Lubrication Equipment Divisions, along with the Process Transfer Equipment business that was part of the Company’s former Process Division, were combined to form the new global Industrial Division. The Powder Division remains unchanged.
•The Expansion Markets segment consists of the Expansion Markets Division and will focus on driving inorganic growth in new and adjacent markets. The Company’s environmental, semiconductor, high-pressure valves and electric motors businesses, together with select future ventures and acquisitions, reside within this division.
•The Contractor segment, consisting of the Contractor Division, remains unchanged as a reporting segment relative to prior periods.

Segment operating results will be reported under the new organizational structure for the first quarter of 2025. Segment information recast to conform to the new organizational structure is available as unaudited supplemental financial information on the Company’s website at www.graco.com.

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Financial Results Adjusted for Comparability
Excluding the impacts of business reorganization charges, excess tax benefits from stock option exercises, impairment charges, contingent consideration fair value adjustments, pension settlement losses and certain non-recurring tax provision adjustments presents a more consistent basis for comparison of financial results. A calculation of the non-GAAP adjusted measurements of operating earnings, earnings before income taxes, income taxes, effective income tax rates, net earnings and diluted earnings per share follows (in millions except per share amounts):

	Three Months Ended		Twelve Months Ended
	Dec 27, 2024	Dec 29, 2023	Dec 27, 2024	Dec 29, 2023
Operating earnings, as reported	$130.0	$169.9	$570.1	$646.8
Contingent consideration	—	—	—	(8.6)
Impairment	—	—	—	7.8
Business reorganization	7.7	—	7.7	—
Operating earnings, adjusted	$137.7	$169.9	$577.8	$646.0

Earnings before income taxes	$132.5	$127.6	$589.3	$608.8
Pension settlement loss	—	42.1	—	42.1
Contingent consideration	—	—	—	(8.6)
Impairment	—	—	—	7.8
Business reorganization	7.7	—	7.7	—
Earnings before income taxes, adjusted	$140.2	$169.7	$597.0	$650.1

Income taxes, as reported	$23.8	$17.6	$103.2	$102.3
Pension settlement tax effect	—	8.8	—	8.8
Other non-recurring tax benefit	—	4.8	—	4.8
Excess tax benefit from option exercises	4.5	1.4	14.9	10.3
Business reorganization tax effect	1.8	—	1.8	—
Income taxes, adjusted	$30.1	$32.6	$119.9	$126.2

Effective income tax rate
As reported	17.9%	13.8%	17.5%	16.8%
Adjusted	21.5%	19.2%	20.1%	19.4%

Net Earnings, as reported	$108.7	$110.0	$486.1	$506.5
Pension settlement loss, net	—	33.3	—	33.3
Contingent consideration	—	—	—	(8.6)
Impairment	—	—	—	7.8
Other non-recurring tax benefit	—	(4.8)	—	(4.8)
Excess tax benefit from option exercises	(4.5)	(1.4)	(14.9)	(10.3)
Business reorganization	5.9	—	5.9	—
Net Earnings, adjusted	$110.1	$137.1	$477.1	$523.9

Weighted Average Diluted Shares	172.6	171.8	172.4	172.2
Diluted Earnings per Share
As reported	$0.63	$0.64	$2.82	$2.94
Adjusted	$0.64	$0.80	$2.77	$3.04

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Cautionary Statement Regarding Forward-Looking Statements

The Company desires to take advantage of the “safe harbor” provisions regarding forward-looking statements of the Private Securities Litigation Reform Act of 1995 and is filing this Cautionary Statement in order to do so. From time to time various forms filed by our Company with the Securities and Exchange Commission, including our Form 10-K, Form 10-Qs and Form 8-Ks, and other disclosures, including our 2023 Overview report, press releases, earnings releases, analyst briefings, conference calls and other written documents or oral statements released by our Company, may contain forward-looking statements. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” and similar expressions, and reflect our Company’s expectations concerning the future. All forecasts and projections are forward-looking statements. Forward-looking statements are based upon currently available information, but various risks and uncertainties may cause our Company’s actual results to differ materially from those expressed in these statements. The Company undertakes no obligation to update these statements in light of new information or future events.

Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to, risks relating to the demand for our products and the level of commercial and industrial activity worldwide; changes in currency translation rates; international and domestic political instability; interest rate fluctuations and changes in credit markets; global sourcing of materials; interruptions of or intrusions into our information systems; intellectual property rights; the use of generative artificial intelligence; conducting business internationally; catastrophic events; our ability to attract, develop and retain qualified personnel; public health crises; our growth strategies and acquisitions; potential goodwill impairment; our ability to compete effectively; our dependence on a few large customers; our dependence on cyclical industries; changes in laws and regulations; climate-related laws, regulations and accords; environmental, social and governance-related expectations and requirements; compliance with anti-corruption and trade laws; changes in tax rates or the adoption of new tax legislation; and costs associated with legal proceedings. Please refer to Item 1A of our Annual Report on Form 10-K for fiscal year 2023 (and the most recent Form 10-Q) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at www.graco.com and the Securities and Exchange Commission’s website at www.sec.gov. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

Investors should realize that factors other than those identified above and in Item 1A of our Annual Report on Form 10-K for fiscal year 2023 might prove important to the Company’s future results. It is not possible for management to identify each and every factor that may have an impact on the Company’s operations in the future as new factors can develop from time to time.

Conference Call

Graco management will hold a conference call, including slides via webcast, with analysts and institutional investors on Tuesday, January 28, 2025, at 11 a.m. ET, 10 a.m. CT, to discuss Graco’s fourth quarter results.

A real-time listen-only webcast of the conference call will be broadcast by Nasdaq. Individuals can access the call and view the slides on the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

About Graco

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-

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based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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GRACO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec 27, 2024	Dec 29, 2023	Dec 27, 2024	Dec 29, 2023
Net Sales	$548,672	$566,643	$2,113,316	$2,195,606
Cost of products sold	269,392	266,701	990,855	1,034,585
Gross Profit	279,280	299,942	1,122,461	1,161,021
Product development	22,154	21,240	87,230	82,822
Selling, marketing and distribution	72,967	66,455	273,741	260,712
General and administrative	54,140	42,313	191,392	171,444
Contingent consideration	—	—	—	(8,600)
Impairment	—	—	—	7,800
Operating Earnings	130,019	169,934	570,098	646,843
Interest expense	794	656	2,828	5,191
Other (income) expense, net	(3,257)	41,728	(22,013)	32,850
Earnings Before Income Taxes	132,482	127,550	589,283	608,802
Income taxes	23,773	17,598	103,199	102,291
Net Earnings	$108,709	$109,952	$486,084	$506,511
Net Earnings per Common Share
Basic	$0.64	$0.65	$2.88	$3.01
Diluted	$0.63	$0.64	$2.82	$2.94
Weighted Average Number of Shares
Basic	169,135	168,061	168,884	168,442
Diluted	172,577	171,788	172,405	172,199

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	Dec 27, 2024	Dec 29, 2023	Dec 27, 2024	Dec 29, 2023
Net Sales
Contractor	$246,889	$238,789	$988,865	$985,675
Industrial	165,661	191,985	619,653	662,785
Process	136,122	135,869	504,798	547,146
Total	$548,672	$566,643	$2,113,316	$2,195,606
Operating Earnings
Contractor	$48,589	$69,243	$270,144	$285,394
Industrial	51,609	71,098	201,488	234,054
Process	36,961	38,086	141,732	165,273
Unallocated corporate (expense)	(7,140)	(8,493)	(43,266)	(38,678)
Contingent consideration	—	—	—	8,600
Impairment	—	—	—	(7,800)
Total	$130,019	$169,934	$570,098	$646,843

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GRACO INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec 27, 2024	Dec 29, 2023
ASSETS
Current Assets
Cash and cash equivalents	$675,336	$537,951
Accounts receivable, less allowances of $6,000 and $5,300	362,533	354,439
Inventories	404,676	438,349
Other current assets	54,896	35,070
Total current assets	1,497,441	1,365,809
Property, Plant and Equipment, net	771,656	741,713
Goodwill	487,468	370,228
Other Intangible Assets, net	233,306	126,258
Operating Lease Assets	19,678	18,768
Deferred Income Taxes	46,910	61,381
Other Assets	82,753	37,850
Total Assets	$3,139,212	$2,722,007
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable to banks	$28,537	$30,036
Trade accounts payable	60,816	72,214
Salaries and incentives	58,169	64,802
Dividends payable	46,558	42,789
Other current liabilities	211,728	185,359
Total current liabilities	405,808	395,200
Retirement Benefits and Deferred Compensation	80,381	80,347
Operating Lease Liabilities	12,278	11,785
Deferred Income Taxes	37,822	8,215
Other Non-current Liabilities	18,788	2,235
Shareholders’ Equity
Common stock	169,394	167,946
Additional paid-in-capital	955,051	863,336
Retained earnings	1,509,264	1,227,938
Accumulated other comprehensive loss	(49,574)	(34,995)
Total shareholders’ equity	2,584,135	2,224,225
Total Liabilities and Shareholders’ Equity	$3,139,212	$2,722,007

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GRACO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Year Ended
	Dec 27, 2024	Dec 29, 2023
Cash Flows From Operating Activities
Net Earnings	$486,084	$506,511
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	86,749	74,321
Deferred income taxes	6,060	(8,502)
Share-based compensation	31,892	30,229
Pension settlement loss	—	42,129
Contingent consideration	—	(8,600)
Impairment	—	7,800
Change in
Accounts receivable	10,251	(3,245)
Inventories	55,836	42,716
Trade accounts payable	(13,298)	(12,348)
Salaries and incentives	(12,187)	(2,158)
Retirement benefits and deferred compensation	(14,171)	(13,661)
Other accrued liabilities	(11,242)	(5,269)
Other	(4,274)	1,094
Net cash provided by operating activities	621,700	651,017
Cash Flows From Investing Activities
Property, plant and equipment additions	(106,737)	(184,775)
Acquisition of businesses, net of cash acquired	(241,767)	—
Other	5,689	(499)
Net cash used in investing activities	(342,815)	(185,274)
Cash Flows From Financing Activities
Borrowings (payments) on short-term lines of credit, net	(766)	9,725
Payments on long-term debt and lines of credit	—	(75,000)
Payments of debt issuance costs	(1,707)	(1,025)
Common stock issued	70,659	60,182
Common stock repurchased	(31,350)	(102,344)
Taxes paid related to net share settlement of equity awards	(4,611)	(1,225)
Cash dividends paid	(172,088)	(158,323)
Net cash used in financing activities	(139,863)	(268,010)
Effect of exchange rate changes on cash	(1,637)	1,022
Net increase in cash and cash equivalents	137,385	198,755
Cash and Cash Equivalents
Beginning of year	537,951	339,196
End of year	$675,336	$537,951

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